Schedule A

Dated July 27, 2026

To The

Expense Limitation Agreement

Dated July 29, 2013, as amended,

Between

Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 3/31	Class	Expense Limit	Termination Date
Touchstone Dynamic Large Cap Growth Fund	A	0.99%	July 29, 2027
	C	1.71%
	Y	0.66%
	Institutional	0.60%
	R6	0.55%
Touchstone Flexible Income Fund	A	1.04%	July 29, 2027
	C	1.79%
	Y	0.79%
	Institutional	0.69%
Touchstone Focused Fund	A	1.20%	July 29, 2027
	C	1.89%
	Y	0.95%
	Institutional	0.83%
Touchstone Mid Cap Growth Fund	A	1.39%	July 29, 2027
	C	1.99%
	Y	0.97%
	Institutional	0.86%
	R6	0.77%
Touchstone Non-US Equity Fund	A	1.17%	July 29, 2027
	C	1.92%
	Y	0.90%
	Institutional	0.85%
	R6	0.75%
Touchstone Sands Capital Emerging Markets Growth Fund	A	1.39%	July 29, 2027
	C	2.13%
	Y	1.21%
	Institutional	1.04%
	R6	1.00%
Touchstone Strategic Income Fund	A	0.95%	July 29, 2027
	C	1.68%
	Y	0.66%
	Institutional	0.61%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terri A. Lucas
Terri A. Lucas Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Benjamin J. Alge
Benjamin J. Alge President

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer